EXHIBIT 10.6

MENTOR CORPORATION

WRITTEN DESCRIPTION OF
CAR ALLOWANCE PLAN

POLICY

A.        The Company has the option to purchase or lease cars for selected employees.

B.         An employee who is entitled to a Company Car has the option to receive a car allowance in lieu of a Company owned or leased car.   A 4-door sedan or a Sport Utility Vehicle ("SUV") is considered an acceptable car under this program.  Two seat cars or convertibles are not acceptable.

C.        The following are the monthly allowed expenses either as a car allowance or a monthly lease payment:

1.         Chairman, President, Chief Executive Officer, Chief Operating Officer, or Executive Vice President - $1250 per month

2.         Senior Vice Presidents - $1000 per month

3.         Executive Officers and Other Designated Executives reporting directly to the CEO and/or his Designee(s) - $800 per month

4.         Other Eligible Employees - $600-$833 per month